                                                                    Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-1) and related Prospectus of Biopure Corporation for the registration of shares of its common stock and warrants for an aggregate offering price of $23 million and to the incorporation by reference therein of our reports dated January 5, 2006 (except with respect to Note 14, as to which the date is January 17, 2006), with respect to the consolidated financial statements of Biopure Corporation, Biopure Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Biopure Corporation, included in its Annual Report (Form 10-K) for the year ended October 31, 2005, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

Boston, Massachusetts
October 11, 2006